News Release

Pioneer Natural Resources Company Announces Third Quarter Production and Realizations

Dallas, Texas, October 12, 2017 -- Pioneer Natural Resources Company (NYSE:PXD) today announced that production for the third quarter of 2017 was 276 thousand barrels oil equivalent per day (MBOEPD), an increase of 17 MBOEPD, or 6% from the second quarter of 2017. Total oil production for the quarter was 162 thousand barrels per day (MBPD), an increase of 15 MBPD, or 10% from the second quarter of 2017. Total Spraberry/Wolfcamp and horizontal Spraberry/Wolfcamp oil production increased 11% and 15%, respectively, compared to the second quarter of 2017, both driven by the Company’s successful Spraberry/Wolfcamp horizontal drilling program. Total natural gas liquids (NGL) production for the third quarter was 57 MBPD and total gas production for the third quarter was 340 million cubic feet per day.

Third quarter production was negatively impacted by 3,500 barrels oil equivalent per day (BOEPD) due to i) the effects of Hurricane Harvey on the Company’s Spraberry/Wolfcamp and South Texas operations and ii) unplanned downtime at the third-party facility where gas from the Company’s West Panhandle field in Texas is processed. The production lost from these curtailments was mostly gas and NGLs. Adjusting for the lost production related to the hurricane and the unplanned downtime at the third-party gas processing plant, Pioneer’s third quarter production would have been at the top end of Pioneer’s production guidance range of 274 MBOEPD to 279 MBOEPD.

The following areas of Pioneer’s Texas operations were adversely impacted by Hurricane Harvey:

•
Spraberry/Wolfcamp - Pioneer’s Spraberry/Wolfcamp facilities in West Texas were not damaged by the hurricane. This field produces oil and associated liquids-rich gas. The liquids-rich gas includes NGLs that are separated from the gas at various third-party Permian Basin gas processing plants and transported to third-party facilities in Mont Belvieu, Texas, for fractionation. These fractionation facilities sustained flood-related interruptions from Hurricane Harvey. As a result, the Permian Basin gas processing plants had to curtail NGL shipments to Mont Belvieu from late August through mid-September, which limited the amount of liquids-rich gas production the plants could receive from producers in Permian Basin fields. The impact to Pioneer’s Spraberry/Wolfcamp production was a loss of approximately 1,300 BOEPD for the third quarter, with most of this loss being gas and NGLs.

•
South Texas - No significant damages were incurred at Pioneer’s facilities in South Texas. The Company produces oil, condensate and associated liquids-rich gas in this area. Production was shut in and fracture stimulation operations ceased on new wells for safety reasons when the storm hit the area on August 25. Production was brought back on line and fracture stimulation operations resumed during the first half of September after the storm passed. The impact to Pioneer’s third quarter production in the Eagle Ford Shale and other nearby fields was a loss of approximately 900 BOEPD.

In addition to the aforementioned hurricane impacts, Pioneer’s third quarter production was impacted by unplanned downtime at the Sunray, Texas, gas processing plant, which is owned by a third party, where the liquids-rich gas from Pioneer’s West Panhandle field in Texas is processed into gas and NGLs.  Pioneer had to shut in all production from the West Panhandle field (approximately 8 MBOEPD) in mid-September after the Sunray plant incurred significant damage due to a fire.  The impact to third quarter production was approximately 1,300 BOEPD, with most of this loss being gas and NGLs.  Repairs to the Sunray plant are underway, but it is expected to be several months before the plant can be placed back into service.  As a result, the third party and Pioneer are making modifications to their respective facilities to enable field production to resume, with the gas volumes being rerouted to the third party’s Spearman, Texas, gas processing facility.  The Company expects these modifications to be completed and production to resume in late October or early November.

Despite the lost production during the third quarter related to the hurricane and unplanned downtime at the third-party gas processing plant, Pioneer continues to expect full-year 2017 production growth to be within its targeted growth range of 15% to 16% (269 MBOEPD to 271 MBOEPD). In addition, oil production for full-year 2017 continues to be targeted within a range of 156,000 barrels oil per day (BOPD) to 158,000 BOPD, or an increase of 17% to 18% compared to 2016.

During the third quarter, the average realized price for oil was $45.35 per barrel. The average realized price for NGLs was $18.96 per barrel, and the average realized price for gas was $2.58 per thousand cubic feet.

A schedule highlighting Pioneer’s production by commodity by area for the third quarter of 2017 is attached.

Further information regarding the third quarter 2017 results will be discussed during the Company’s earnings conference call at 9:00 a.m. CDT on November 2, 2017.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit Pioneer’s website at www.pxd.com.

Except for historical information contained herein, the statements in this presentation are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, completion of planned divestitures, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company’s drilling and operating activities, access to and availability of transportation, processing, fractionation and refining facilities, Pioneer’s ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility, investment instruments and derivative contracts and purchasers of Pioneer’s oil, natural gas liquid and gas production, uncertainties about estimates of reserves and resource potential, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, including the possible impacts of climate change, the risks associated with the ownership and operation of the Company’s industrial sand mining and oilfield services businesses and acts of war or terrorism. These and other risks are described in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2016, and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Pioneer undertakes no duty to publicly update these statements except as required by law.

Pioneer Natural Resources Contacts:
Investors
Frank Hopkins - 972-969-4065
Neal Shah - 972-969-3900
Trey Muir - 972-969-3674
Jerry Greer - 972-969-3597

Media and Public Affairs
Tadd Owens - 972-969-5760
Robert Bobo - 972-969-4020

PXD Production by Area
		Q3 '16	Q4 '16	Q1 '17	Q2 '17	Q3 '17
Spraberry/Wolfcamp	Oil (BOPD)	120,663	130,236	134,522	137,307	152,261
	NGL (BOEPD)	34,631	31,637	36,529	42,176	47,678
	Gas (MCFPD)	144,249	154,836	178,586	198,514	188,551
	Total (BOEPD)	179,336	187,679	200,815	212,568	231,364
Eagle Ford	Oil (BOPD)	10,567	9,047	7,871	6,280	6,957
	NGL (BOEPD)	10,659	8,830	6,799	6,491	6,981
	Gas (MCFPD)	64,498	55,018	45,070	39,530	40,776
	Total (BOEPD)	31,976	27,047	22,182	19,359	20,734
Raton	Oil (BOPD)	—	—	—	—	—
	NGL (BOEPD)	—	—	—	—	—
	Gas (MCFPD)	95,200	92,937	89,959	89,228	88,490
	Total (BOEPD)	15,867	15,490	14,993	14,871	14,748
West Panhandle	Oil (BOPD)	1,745	2,311	1,997	2,061	1,181
	NGL (BOEPD)	3,641	3,566	3,344	4,371	2,466
	Gas (MCFPD)	7,541	5,041	5,390	7,936	5,266
	Total (BOEPD)	6,642	6,717	6,240	7,755	4,525
South Texas	Oil (BOPD)	1,261	1,238	1,226	1,230	1,234
	NGL (BOEPD)	303	221	154	230	220
	Gas (MCFPD)	20,902	20,607	19,565	18,346	17,225
	Total (BOEPD)	5,047	4,893	4,641	4,517	4,325
Other	Oil (BOPD)	4	3	4	7	1
	NGL (BOEPD)	1	1	1	1	1
	Gas (MCFPD)	25	26	33	57	76
	Total (BOEPD)	10	7	10	17	15
Total Operations	Oil (BOPD)	134,240	142,834	145,619	146,884	161,634
	NGL (BOEPD)	49,235	44,255	46,828	53,268	57,346
	Gas (MCFPD)	332,415	328,465	338,602	353,612	340,384
	Total (BOEPD)	238,878	241,833	248,881	259,087	275,711